Exhibit 99.1

PRESS RELEASE
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2-Track Global, Inc.
35 Argo House, Kilburn Park Road
London, U.K. NW6 5LF
011-44-20-7644-0472
Contact:  Mike Jung, CEO, CFO

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FOR IMMEDIATE RELEASE

2-Track Global Inc filed form 12b-25 Notification of late filing annual report.

NEW YORK -- BUSINESS WIRE [March 30, 2006]  2-Track Global Inc (TOTG) today announced that, on March 29, 2006, the Company filed a form 12b-25,
Notification of Late filing with respect to its Annual Report on Form 10KSB in which it stated the (1) The auditor  requires  an additional  time to complete  the Form 10-KSB  for the  fiscal  year  ended  December 31, 2005,
(2) The Company decides to change its accounting policy on the treatment of
Research and Development costs according the opinions of the  Financial
Accounting Standards Board Statement which requires that companies expense
R&D costs as those costs are incurred. Accordingly, all accumulated research and development costs were written off as of December 31, 2005 and any future research and development costs will be expensed as they are incurred.
The amount to be written off for year 2005 will be approximately $860,000 and (3) the company also accrued $392,000 of unpaid directors' and consultant fees for the year 2005.

The management expects that, after discussion with the auditor, the Form
10KSB could be filed by April 15, the due date of extension requested, unless there are any further questions from the auditor.

2-Track Global Inc (TOTG) is a technology development and marketing company which owns, operates and licences proprietary telematics solutions combining hardware and software applications run over wireless or satellite networks to deliver remote security management of marine and cargo fleets (including consumer solutions aimed at the leisure, marine and domestic security markets) and commercial vehicle plant and machinery management and security. The company has communications architecture technology which provides global logistics solutions for the remote monitoring of freight containers over multiple transport modes.

For further information contact :

Jay Shin at +44 20 7644 0472 or visit the website at
http://www.2-trackglobal.com

This press release includes certain statements, known as "forward-
looking statements", which express the current expectations of 2-Track
Global management. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect 2-Track Global Inc and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Unanticipated product manufacturing and delivery issues, customer order push-outs or cancellations and product performance could cause actual results to differ materially from those currently anticipated as expressed in this press release. These risks and other risk factors relating to 2-Track
Global Inc are described more fully in the most recent Form 8-K filed by 2-Track Global Inc and other filings from time to time with the
Securities and Exchange Commission.